UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Outlook for Fourth Quarter 2006 and Full Year 2007

For the fourth quarter of 2006, we expect production to be approximately 9 Bcfe. For the full year of 2007, production is expected to increase to approximately 45 to 47 Bcfe. We expect lease operating expenses, excluding production taxes, to average approximately $2.10 to $2.20 per Mcfe in 2007, and general and administrative expenses are expected to average approximately $0.38 to $0.40 per Mcfe.

This report contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this report relate to, among other things, expected production, anticipated production growth and the level of production, lease operations expense and general and administrative expense. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in our filings with the Securities and Exchange Commission.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information furnished pursuant to this Item 7.01 is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, but is instead furnished for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: January 10, 2007	By:	/s/ Joseph O. Evans
Joseph O. Evans
Chief Financial Officer and
Executive Vice President